Exhibit 99

NextEra Energy, Inc. Media Line: (561) 694-4442 April 29, 2015 FOR IMMEDIATE RELEASE
NextEra Energy reports 2015 first-quarter financial results

•	NextEra Energy delivered strong operational performance and financial results

•	NextEra Energy Resources benefited from growth in contracted renewables and strong results in customer supply business

•	Florida Power & Light Company continued solid execution on capital initiatives

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported 2015 first-quarter net income attributable to NextEra Energy on a GAAP basis of $650 million, or $1.45 per share, compared to $430 million, or $0.98 per share, in the first quarter of 2014. On an adjusted basis, NextEra Energy’s earnings were $631 million, or $1.41 per share, compared to $557 million, or $1.26 per share, in the first quarter of 2014.

Adjusted earnings for these periods exclude the mark-to-market effects of non-qualifying hedges, as well as the net effect of other than temporary impairments (OTTI) on certain investments and operating results from the Spain solar project. Adjusted earnings also exclude merger-related expenses in 2015 and the 2014 gain associated with the Maine fossil assets. All of these items, except for the merger-related expenses, relate primarily to the business of NextEra Energy Resources, LLC and its affiliated entities.

NextEra Energy’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the board of directors, and as an input in determining performance-based compensation under the company’s employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy management believes that adjusted earnings provide a more meaningful representation of NextEra Energy’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income attributable to NextEra Energy, which is the most directly comparable GAAP measure.

“NextEra Energy delivered very strong operational performance and financial results during the first quarter of 2015, highlighted by 12 percent adjusted earnings per share growth over the comparable prior-year quarter,” said Jim Robo, chairman and chief executive officer of NextEra Energy. “NextEra Energy Resources delivered excellent adjusted earnings growth and had an excellent quarter in terms of new contracted renewables origination, adding approximately 500 megawatts (MW) to its backlog. We continue to be well positioned to add further projects in the coming months. FPL performed well operationally and continued its excellent track record of executing on capital projects and investing in the business to deliver on its customer value proposition. We are pleased that FPL recently once again was ranked as having the best reliability among Florida’s major electric companies.”

Florida Power & Light Company
NextEra Energy’s principal rate-regulated electric utility subsidiary, Florida Power & Light Company, reported first-quarter 2015 net income of $359 million, or $0.80 per share, compared to $347 million, or $0.79 per share, for the prior-year quarter.

FPL’s contribution to adjusted earnings per share growth over the prior-year comparable quarter was driven by continued investments in its infrastructure, which strengthens the company’s value proposition that combines low electric bills, high reliability, award-winning customer service and a clean emissions profile. FPL’s capital expenditures were approximately $765 million in the quarter.

FPL averaged approximately 66,000 more customer accounts during the first quarter of 2015 than in the comparable prior-year quarter. Customer growth increased sales by approximately 1.4 percent over the prior-year comparable quarter. Overall usage per customer decreased 0.4 percent.

FPL’s customer metrics are consistent with improving Florida economic indicators that the company tracks. Florida’s March unemployment rate of 5.7 percent is the lowest level since mid-2008, and the number of jobs in Florida grew by approximately 284,000 positions, or 3.7 percent, compared to the same period in 2014. Over the long term, the company continues to expect that Florida will experience above-average economic growth.

During the first quarter, FPL continued to make progress on its Port Everglades Clean Energy Center, which is the third in a series of highly efficient, combined-cycle natural gas generation modernization projects. Expected to come online in mid-2016, the new plant remains on schedule and on budget. Since 2001, FPL’s investments in clean, fuel-efficient power plants have saved customers more than $7.5 billion in fuel costs, helped reduce the company’s use of foreign oil by 99 percent and have significantly reduced power plant emissions rates. FPL now operates one of the most modern, clean, fuel-efficient and low-carbon generation fleets in the nation.

In April, the Florida Public Service Commission (PSC) approved FPL’s request to further reduce its customer electric rates -- the second such reduction this year -- because of lower fuel costs. Beginning May 1, FPL’s typical residential customer’s electric bill will be reduced by approximately $3 per month and will be approximately 30 percent lower than the latest national average. FPL’s typical residential electric bill has been the lowest in Florida for more than five years running.

During the quarter, FPL also continued its multi-year investment program in its transmission and distribution network, which is designed to improve resiliency during severe weather and provide increased reliability to customers on a daily basis. Since the 2005 storm season, FPL has invested more than $2 billion to strengthen its electric grid against severe weather by inspecting more than 1.2 million power poles and reinforcing or replacing the poles and wires that serve critical facilities in its communities. FPL also has installed 4.8 million smart meters and thousands of intelligent devices throughout its system to help reduce the number of outages and restore service faster when outages do occur. In March, FPL once again was ranked as the most reliable of Florida’s major electric companies, based on 2014 performance data submitted to the Florida PSC. In 2014, P.A. Consulting also recognized FPL for delivering the most reliable service of any utility in the U.S. Southeast and for making the best use of technology among all utilities in the nation.

In March, FPL filed a petition with the Florida PSC to request approval to acquire the Cedar Bay Generating Plant located in Jacksonville, Fla. FPL has purchased power from the 250-megawatt coal-fired facility under a long-term contract since 1988. If approved, upon taking ownership, FPL expects to be able to reduce the plant’s operations by 90 percent and potentially enable earlier shutdown of the facility than would otherwise be the case. This plan is projected to save FPL customers an estimated $70 million and prevent nearly one million tons of carbon dioxide emissions annually. FPL expects a PSC decision on this petition in September.

Also during the quarter, FPL closed on its Woodford Shale natural gas production project in southeastern Oklahoma. FPL expects this investment will save money for customers over the long term and help to reduce variability in the fuel portion of customers’ bills. The investment represents a first, small step in what FPL believes could become a larger program that would further improve the value it delivers to its customers. FPL also anticipates a decision in the coming months on its request that the Florida PSC approve a set of guidelines for potential additional natural gas production projects that would allow the company and, in turn, its customers to take advantage of future beneficial natural gas investment opportunities.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported a first-quarter 2015 contribution to net income attributable to NextEra Energy on a GAAP basis of $278 million, or $0.62 per share, compared to $86 million, or $0.20 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources’ earnings for the first quarter of 2015 were $260 million, or $0.58 per share, compared to $211 million, or $0.48 per share, for the first quarter of 2014.

NextEra Energy Resources’ contribution to adjusted earnings per share in the first quarter of 2015 increased $0.10 year-over-year, or approximately 21 percent, primarily as a result of a return to more normal levels of profitability for its customer supply and trading business and new investments in its contracted renewables business. Growth in the contracted renewables portfolio added $0.09 per share, reflecting new wind and solar investments placed into service during or after the first quarter of 2014. The customer supply and trading business added $0.20 per share year-over-year as it returned to more normal levels of profitability, and the gas infrastructure business increased earnings by $0.02 per share year-over-year. Existing assets decreased earnings by $0.17 per share, primarily because of below-average wind resource in the first quarter of 2015. All other factors reduced results by $0.04 per share.

NextEra Energy Resources had a good quarter of originating new renewables. Within the first few months of 2015, NextEra Energy Resources added 200 MW of new wind and approximately 300 MW of new solar projects to its backlog.

Corporate and Other
In the first quarter of 2015, Corporate and Other adjusted earnings increased by $0.04 per share, compared to the prior-year quarter, primarily due to miscellaneous corporate items.

The company’s natural gas pipeline projects, Sabal Trail Transmission and Florida Southeast Connection, continue to progress well through the development process. Federal Energy Regulatory Commission decisions are expected for both projects around year-end 2015, with construction of the proposed interstate pipeline system beginning in 2016 and operations commencing in mid-2017.

The company’s Mountain Valley Pipeline joint venture with EQT Corporation added two additional partners during the first quarter, WGL Midstream and Vega Midstream MVP LLC. WGL Midstream also will be a shipper and gas purchaser on the proposed 300-mile Mountain Valley Pipeline, which is designed to connect the Marcellus and Utica natural gas supply to markets in the U.S. Southeast to support growing demand and to improve reliability.

Outlook
NextEra Energy continues to expect full-year 2015 adjusted earnings per share to be in the range of $5.40 to $5.70 and 2016 full-year adjusted earnings per share to be in the range of $5.75 to $6.25.

NextEra Energy’s adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges, as well as net OTTI losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, none of which can be determined at this time. Adjusted earnings expectations also exclude the operating results from the Spain solar project and merger-related expenses. In addition, adjusted earnings expectations assume, among other things: normal weather and operating conditions; continued recovery of the national and the Florida economy; supportive commodity markets; current forward curves; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; no divestitures other than NextEra Energy Partners, LP or acquisitions; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy’s first-quarter earnings conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be financial results for NextEra Energy Partners, LP (NYSE: NEP). The webcast is available on NextEra Energy’s website by accessing the following link: www.NextEraEnergy.com/Investors. The slides and news release accompanying the presentation may be downloaded at www.NextEraEnergy.com/Investors, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $17.0 billion, approximately 44,900 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE: NEP), and approximately 13,800 employees in 27 states and Canada as of year-end 2014. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are Florida Power & Light Company, which serves approximately 4.8 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world’s largest generator of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked in the top 10 worldwide for innovativeness and community responsibility as part of Fortune’s 2015 list of “World's Most Admired Companies.” For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

###

Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward-looking statements in this press release include, among others, statements concerning adjusted earnings per share expectations and future operating performance. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions to or elimination of governmental incentives that support utility scale renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional taxes or assessments on renewable energy; impact of new or revised laws, regulations or interpretations or other regulatory initiatives on NextEra Energy and FPL; effect on NextEra Energy and FPL of potential regulatory action to broaden the scope of regulation of over-the-counter (OTC) financial derivatives and to apply such regulation to NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations; effect on NextEra Energy and FPL of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy Resources’ gas infrastructure business and cause NextEra Energy Resources to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; potential volatility of NextEra Energy's results of operations caused by sales of power on the spot market or on a short-term contractual basis; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by FPL and NextEra Energy Resources; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; increasing costs of health care plans; lack of a qualified workforce or the loss or retirement of key employees; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions;

environmental, health and financial risks associated with NextEra Energy's and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses; liability of NextEra Energy and FPL for increased nuclear licensing or compliance costs resulting from hazards, and increased public attention to hazards, posed to their owned nuclear generation facilities; risks associated with outages of NextEra Energy's and FPL's owned nuclear units; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of creditors to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; and effect of disruptions, uncertainty or volatility in the credit and capital markets of the market price of NextEra Energy's common stock. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2014 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2015	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,541	$1,460	$103	$4,104
Operating Expenses
Fuel, purchased power and interchange	1,005	339	19	1,363
Other operations and maintenance	353	358	24	735
Merger-related	—	—	4	4
Depreciation and amortization	242	287	18	547
Taxes other than income taxes and other	274	43	9	326
Total operating expenses	1,874	1,027	74	2,975
Operating Income	667	433	29	1,129
Other Income (Deductions)
Interest expense	(115)	(171)	(35)	(321)
Benefits associated with differential membership interests - net	—	57	—	57
Equity in earnings of equity method investees	—	7	2	9
Allowance for equity funds used during construction	10	—	1	11
Interest income	1	7	13	21
Gains on disposal of assets - net	—	22	—	22
Gain associated with Maine fossil	—	—	—	—
Other - net	—	6	2	8
Total other deductions - net	(104)	(72)	(17)	(193)
Income (Loss) before Income Taxes	563	361	12	936
Income Tax Expense (Benefit)	204	83	(1)	286
Net Income (Loss)	359	278	13	650
Less Net Income Attributable to Noncontrolling Interests	—	—	—	—
Net Income (Loss) Attributable to NextEra Energy, Inc.	$359	$278	$13	$650
Reconciliation of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$359	$278	$13	$650
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(22)	(5)	(27)
Income from other than temporary impairments losses - net	—	(1)	—	(1)
Gain associated with Maine fossil	—	—	—	—
Operating loss of Spain solar projects	—	5	—	5
Merger-related expenses	—	—	4	4
Adjusted Earnings (Loss)	$359	$260	$12	$631
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$0.80	$0.62	$0.03	$1.45
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(0.05)	(0.01)	(0.06)
Income from other than temporary impairments losses - net	—	—	—	—
Gain associated with Maine fossil	—	—	—	—
Operating loss of Spain solar projects	—	0.01	—	0.01
Merger-related expenses	—	—	0.01	0.01
Adjusted Earnings (Loss) Per Share	$0.80	$0.58	$0.03	$1.41
Weighted-average shares outstanding (assuming dilution)				449

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2014	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,535	$1,034	$105	$3,674
Operating Expenses
Fuel, purchased power and interchange	1,036	335	26	1,397
Other operations and maintenance	384	339	33	756
Merger-related	—	—	—	—
Depreciation and amortization	209	238	16	463
Taxes other than income taxes and other	274	40	6	320
Total operating expenses	1,903	952	81	2,936
Operating Income	632	82	24	738
Other Income (Deductions)
Interest expense	(102)	(176)	(41)	(319)
Benefits associated with differential membership interests - net	—	65	—	65
Equity in earnings of equity method investees	—	2	—	2
Allowance for equity funds used during construction	15	—	—	15
Interest income	3	6	13	22
Gains on disposal of assets - net	—	44	—	44
Gain associated with Maine fossil	—	21	—	21
Other - net	(2)	12	(15)	(5)
Total other deductions - net	(86)	(26)	(43)	(155)
Income (Loss) before Income Taxes	546	56	(19)	583
Income Tax Expense (Benefit)	199	(30)	(16)	153
Net Income (Loss)	347	86	(3)	430
Less Net Income Attributable to Noncontrolling Interests	—	—	—	—
Net Income (Loss) Attributable to NextEra Energy, Inc.	$347	$86	$(3)	$430
Reconciliation of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$347	$86	$(3)	$430
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	124	2	126
Income from other than temporary impairments losses - net	—	(2)	—	(2)
Gain associated with Maine fossil	—	(12)	—	(12)
Operating loss of Spain solar projects	—	15	—	15
Merger-related expenses	—	—	—	—
Adjusted Earnings (Loss)	$347	$211	$(1)	$557
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$0.79	$0.20	$(0.01)	$0.98
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	0.28	—	0.28
Income from other than temporary impairments losses - net	—	—	—	—
Gain associated with Maine fossil	—	(0.03)	—	(0.03)
Operating loss of Spain solar projects	—	0.03	—	0.03
Merger-related expenses	—	—	—	—
Adjusted Earnings (Loss) Per Share	$0.79	$0.48	$(0.01)	$1.26
Weighted-average shares outstanding (assuming dilution)				438

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
March 31, 2015	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$39,478	$27,712	$1,501	$68,691
Nuclear fuel	1,253	795	—	2,048
Construction work in progress	2,002	1,875	62	3,939
Less accumulated depreciation and amortization	(11,484)	(6,562)	(399)	(18,445)
Total property, plant and equipment - net	31,249	23,820	1,164	56,233
Current Assets
Cash and cash equivalents	28	304	137	469
Customer receivables, net of allowances	740	920	58	1,718
Other receivables	112	329	(132)	309
Materials, supplies and fossil fuel inventory	841	404	4	1,249
Regulatory assets:
Deferred clause and franchise expenses	181	—	—	181
Derivatives	360	—	—	360
Other	113	—	3	116
Derivatives	4	773	25	802
Deferred income taxes	—	474	134	608
Other	124	355	6	485
Total current assets	2,503	3,559	235	6,297
Other Assets
Special use funds	3,573	1,672	—	5,245
Other investments	4	563	960	1,527
Prepaid benefit costs	1,203	—	56	1,259
Regulatory assets:
Securitized storm-recovery costs	279	—	—	279
Other	475	—	168	643
Derivatives	1	1,206	15	1,222
Other	266	1,698	260	2,224
Total other assets	5,801	5,139	1,459	12,399
Total Assets	$39,553	$32,518	$2,858	$74,929
Capitalization
Common stock	$1,373	$—	$(1,369)	$4
Additional paid-in capital	6,828	8,190	(7,796)	7,222
Retained earnings	5,859	7,291	(68)	13,082
Accumulated other comprehensive loss	—	(18)	(55)	(73)
Total common shareholders' equity	14,060	15,463	(9,288)	20,235
Noncontrolling interests	—	229	—	229
Total equity	14,060	15,692	(9,288)	20,464
Long-term debt	9,381	6,119	8,764	24,264
Total capitalization	23,441	21,811	(524)	44,728
Current Liabilities
Commercial paper	420	—	700	1,120
Notes payable	—	—	625	625
Current maturities of long-term debt	62	1,601	1,794	3,457
Accounts payable	570	524	10	1,104
Customer deposits	459	4	1	464
Accrued interest and taxes	521	169	(132)	558
Derivatives	364	711	12	1,087
Accrued construction-related expenditures	167	275	6	448
Other	229	269	25	523
Total current liabilities	2,792	3,553	3,041	9,386
Other Liabilities and Deferred Credits
Asset retirement obligations	1,373	642	1	2,016
Deferred income taxes	6,917	2,442	(22)	9,337
Regulatory liabilities:
Accrued asset removal costs	1,831	—	7	1,838
Asset retirement obligation regulatory expense difference	2,275	—	—	2,275
Other	494	—	—	494
Derivatives	12	420	125	557
Deferral related to differential membership interests	—	2,649	—	2,649
Other	418	1,001	230	1,649
Total other liabilities and deferred credits	13,320	7,154	341	20,815
Commitments and Contingencies
Total Capitalization and Liabilities	$39,553	$32,518	$2,858	$74,929

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
December 31, 2014	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$39,027	$27,526	$1,489	$68,042
Nuclear fuel	1,217	788	1	2,006
Construction work in progress	1,694	1,841	56	3,591
Less accumulated depreciation and amortization	(11,282)	(6,268)	(384)	(17,934)
Total property, plant and equipment - net	30,656	23,887	1,162	55,705
Current Assets
Cash and cash equivalents	14	536	27	577
Customer receivables, net of allowances	773	972	60	1,805
Other receivables	136	266	(48)	354
Materials, supplies and fossil fuel inventory	848	439	5	1,292
Regulatory assets:
Deferred clause and franchise expenses	268	—	—	268
Derivatives	364	—	—	364
Other	111	—	5	116
Derivatives	5	955	30	990
Deferred income taxes	—	699	40	739
Other	115	321	3	439
Total current assets	2,634	4,188	122	6,944
Other Assets
Special use funds	3,524	1,642	—	5,166
Other investments	4	555	840	1,399
Prepaid benefit costs	1,189	—	55	1,244
Regulatory assets:
Securitized storm-recovery costs	294	—	—	294
Other	468	—	189	657
Derivatives	1	1,008	—	1,009
Other	537	1,639	335	2,511
Total other assets	6,017	4,844	1,419	12,280
Total Assets	$39,307	$32,919	$2,703	$74,929
Capitalization
Common stock	$1,373	$—	$(1,369)	$4
Additional paid-in capital	6,279	7,989	(7,089)	7,179
Retained earnings	5,499	7,013	261	12,773
Accumulated other comprehensive loss	—	(5)	(35)	(40)
Total common shareholders' equity	13,151	14,997	(8,232)	19,916
Noncontrolling interests	—	252	—	252
Total equity	13,151	15,249	(8,232)	20,168
Long-term debt	9,413	6,199	8,755	24,367
Total capitalization	22,564	21,448	523	44,535
Current Liabilities
Commercial paper	1,142	—	—	1,142
Notes payable	—	—	—	—
Current maturities of long-term debt	60	1,668	1,787	3,515
Accounts payable	647	692	15	1,354
Customer deposits	458	4	—	462
Accrued interest and taxes	245	246	(17)	474
Derivatives	370	906	13	1,289
Accrued construction-related expenditures	233	437	6	676
Other	331	400	20	751
Total current liabilities	3,486	4,353	1,824	9,663
Other Liabilities and Deferred Credits
Asset retirement obligations	1,355	631	—	1,986
Deferred income taxes	6,835	2,424	2	9,261
Regulatory liabilities:
Accrued asset removal costs	1,898	—	6	1,904
Asset retirement obligation regulatory expense difference	2,257	—	—	2,257
Other	476	—	—	476
Derivatives	—	342	124	466
Deferral related to differential membership interests	—	2,704	—	2,704
Other	436	1,017	224	1,677
Total other liabilities and deferred credits	13,257	7,118	356	20,731
Commitments and Contingencies
Total Capitalization and Liabilities	$39,307	$32,919	$2,703	$74,929

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2015	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$359	$278	$13	$650
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	242	287	18	547
Nuclear fuel and other amortization	54	31	5	90
Unrealized losses (gains) on marked to market energy contracts	—	(99)	—	(99)
Deferred income taxes	72	268	(78)	262
Cost recovery clauses and franchise fees	66	—	—	66
Benefits associated with differential membership interests - net	—	(57)	—	(57)
Allowance for equity funds used during construction	(10)	—	(1)	(11)
Gains on disposal of assets - net	—	(22)	—	(22)
Gain associated with Maine fossil	—	—	—	—
Other - net	20	9	—	29
Changes in operating assets and liabilities:
Customer and other receivables	39	95	(16)	118
Materials, supplies and fossil fuel inventory	7	36	—	43
Other current assets	(39)	14	2	(23)
Other assets	(17)	21	(6)	(2)
Accounts payable and customer deposits	(30)	(123)	(4)	(157)
Margin cash collateral	—	(187)	—	(187)
Income taxes	157	(215)	70	12
Interest and other taxes	112	(11)	4	105
Other current liabilities	(67)	(99)	14	(152)
Other liabilities	(13)	(11)	(7)	(31)
Net cash provided by operating activities	952	215	14	1,181
Cash Flows From Investing Activities
Capital expenditures of FPL	(721)	—	—	(721)
Independent power and other investments of NEER	—	(649)	—	(649)
Nuclear fuel purchases	(44)	(47)	—	(91)
Other capital expenditures and other investments	—	—	(105)	(105)
Sale of independent power and other investments of NEER	—	34	—	34
Change in loan proceeds restricted for construction	—	2	—	2
Proceeds from sale or maturity of securities in special use funds and other investments	589	139	43	771
Purchases of securities in special use funds and other investments	(606)	(147)	(75)	(828)
Other - net	24	—	(1)	23
Net cash used in investing activities	(758)	(668)	(138)	(1,564)
Cash Flows From Financing Activities
Issuances of long-term debt	—	194	—	194
Retirements of long-term debt	(31)	(133)	(6)	(170)
Payments to differential membership investors	—	(21)	—	(21)
Net change in short-term debt	(722)	—	1,325	603
Issuances of common stock - net	—	—	16	16
Dividends on common stock	—	—	(341)	(341)
Dividends & capital distributions from (to) parent - net	550	183	(733)	—
Other - net	23	(2)	(27)	(6)
Net cash provided by (used in) financing activities	(180)	221	234	275
Net increase (decrease) in cash and cash equivalents	14	(232)	110	(108)
Cash and cash equivalents at beginning of period	14	536	27	577
Cash and cash equivalents at end of period	$28	$304	$137	$469

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2014	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$347	$86	$(3)	$430
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	209	238	16	463
Nuclear fuel and other amortization	47	35	6	88
Unrealized losses (gains) on marked to market energy contracts	—	124	—	124
Deferred income taxes	168	137	(115)	190
Cost recovery clauses and franchise fees	4	—	—	4
Benefits associated with differential membership interests - net	—	(65)	—	(65)
Allowance for equity funds used during construction	(15)	—	—	(15)
Gains on disposal of assets - net	—	(44)	—	(44)
Gain associated with Maine fossil	—	(21)	—	(21)
Other - net	6	20	17	43
Changes in operating assets and liabilities:
Customer and other receivables	68	(137)	(21)	(90)
Materials, supplies and fossil fuel inventory	(22)	31	—	9
Other current assets	(18)	(4)	(2)	(24)
Other assets	(69)	(21)	(7)	(97)
Accounts payable and customer deposits	91	74	(3)	162
Margin cash collateral	—	(84)	—	(84)
Income taxes	31	(167)	94	(42)
Interest and other taxes	95	18	9	122
Other current liabilities	(94)	(62)	(5)	(161)
Other liabilities	27	(7)	5	25
Net cash provided by operating activities	875	151	(9)	1,017
Cash Flows From Investing Activities
Capital expenditures of FPL	(999)	—	—	(999)
Independent power and other investments of NEER	—	(752)	—	(752)
Nuclear fuel purchases	(68)	(22)	(1)	(91)
Other capital expenditures and other investments	—	—	(24)	(24)
Sale of independent power and other investments of NEER	—	53	—	53
Change in loan proceeds restricted for construction	—	(28)	—	(28)
Proceeds from sale or maturity of securities in special use funds and other investments	1,162	239	50	1,451
Purchases of securities in special use funds and other investments	(1,184)	(246)	(51)	(1,481)
Other - net	22	6	1	29
Net cash used in investing activities	(1,067)	(750)	(25)	(1,842)
Cash Flows From Financing Activities
Issuances of long-term debt	—	305	350	655
Retirements of long-term debt	(29)	(312)	(376)	(717)
Payments to differential membership investors	—	(22)	—	(22)
Net change in short-term debt	120	—	1,059	1,179
Issuances of common stock - net	—	—	25	25
Dividends on common stock	—	—	(315)	(315)
Dividends & capital distributions from (to) parent - net	100	524	(624)	—
Other - net	20	79	(29)	70
Net cash provided by (used in) financing activities	211	574	90	875
Net increase (decrease) in cash and cash equivalents	19	(25)	56	50
Cash and cash equivalents at beginning of period	19	370	49	438
Cash and cash equivalents at end of period	$38	$345	$105	$488

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
First Quarter
2014 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.98

Florida Power & Light - 2014 Earnings Per Share	$0.79
New investment growth	0.05
Allowance for funds used during construction	(0.01)
Wholesale operations	0.01
Other and share dilution	(0.04)
Florida Power & Light - 2015 Earnings Per Share	$0.80

NEER - 2014 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.20
New investments	0.09
Existing assets	(0.17)
Gas infrastructure	0.02
Customer supply and proprietary power & gas trading	0.20
Non-qualifying hedges impact	0.33
Maine fossil gain	(0.03)
Operating results of Spain solar projects	0.02
Other, including interest expense and share dilution	(0.04)
NEER - 2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.62

Corporate and Other - 2014 Loss Per Share	$(0.01)
Non-qualifying hedges impact	0.01
Merger-related expenses	(0.01)
Other, including interest expense, interest income and consolidating income tax benefits or expenses and share dilution	0.04
Corporate and Other - 2015 Earnings Per Share	$0.03

2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.45

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

	Preliminary
March 31, 2015	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,750
Project Debt:
Natural gas-fired assets	1,487
Wind assets	3,751	1,411
Solar	1,695	905
Other	949	54
Storm Securitization Debt	300
Other(2)		1,496
Other long-term debt, including current maturities, and short-term debt(3)	16,556	16,556
Total debt per Balance Sheet	29,466	21,911
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,750
Total Equity	20,464	20,464
Total capitalization, including debt due within one year	$49,930	$45,614
Debt ratio	59%	48%

December 31, 2014	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,750
Project Debt:
Natural gas-fired assets	1,501
Wind assets	3,913	1,475
Solar	1,750	880
Other	952
Storm Securitization Debt	331
Other(2)		1,625
Other long-term debt, including current maturities, and short-term debt(3)	15,849	15,849
Total debt per Balance Sheet	29,024	21,318
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,750
Total Equity	20,168	20,168
Total capitalization, including debt due within one year	$49,192	$44,725
Debt ratio	59%	48%
________________________

(1)	Adjusted debt calculation is based on NextEra's interpretation of S&P's credit metric methodology which can be found in their Corporate Ratings Criteria on S&P's website.
(2)	Other includes imputed debt of purchase power agreements, a portion of the deferral related to differential membership interests and certain accrued interest.
(3)	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Preliminary
	Quarter
Periods Ended March 31,	2015	2014	% change
Energy sales (million kWh)
Residential	11,639	11,718	(0.7)%
Commercial	10,325	10,388	(0.6)%
Industrial	719	697	3.2%
Public authorities	138	139	(0.7)%
Increase (decrease) in unbilled sales	3	(337)	(100.9)%
Total retail	22,824	22,605	1.0%
Electric utilities	1,441	1,102	30.8%
Interchange power sales	1,839	1,348	36.4%
Total	26,104	25,055	4.2%

Average price (cents/kWh)(1)
Residential	10.94	10.98	(0.4)%
Commercial	9.14	9.16	(0.2)%
Industrial	6.90	6.99	(1.3)%
Total	9.86	9.93	(0.7)%

Average customer accounts (000s)
Residential	4,209	4,151	1.4%
Commercial	530	523	1.3%
Industrial	11	10	10.0%
Other	4	3	33.3%
Total	4,754	4,687	1.4%

	March 31,
	2015	2014	% change
End of period customer accounts (000s)
Residential	4,216	4,158	1.4%
Commercial	530	523	1.3%
Industrial	11	10	10.0%
Other	4	4	—%
Total	4,761	4,695	1.4%

	2015	Normal	2014
Three Months Ended March 31,
Cooling degree-days(2)	164	125	147
Heating degree-days(2)	186	252	198
________________________

(1)	Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.
(2)	Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.